EXHIBIT 99.1



MIAMI, Jan. 16 / -- LNR Property Corporation (NYSE: LNR), one of the nation's leading real estate investment, finance and management companies, today reported net earnings for its fourth quarter and fiscal year ended November 30, 2000. Net earnings for the quarter ended November 30, 2000 were $27.9 million, or $0.80 per share, compared to net earnings of $21.0 million or $0.58 per share, for the same quarter in 1999. For the year ended November 30, 2000, net earnings were $115.9 million or $3.32 per share, compared to net earnings of $95.6 million or $2.63 per share, for the same period in 1999.

Steven J. Saiontz, Chief Executive Officer of LNR Property Corporation stated, "We are pleased to report that we have achieved record revenues and net earnings for our eighth consecutive year, including the last three years as a separate public company. Earnings per share surpassed our goal for the year of $3.25 to $3.30 per share and exceeded the prior year by over 26%.

"Our management team continues to have tremendous success growing our recurring income streams, adding value to our real estate investments and harvesting that value at the right opportunity. As a result, we have been able to achieve a compound net earnings annual growth rate of over 39% since 1992."

Mr. Saiontz continued, "Due to the substantial amount of asset value which has not yet been recognized in our financial statements, the recurring income we already have in place and our careful and conservative management of the right side of our balance sheet, we are extremely well positioned as we enter the new year. Therefore, we are revising our earnings per share goal for 2001 upward to the $3.70 to $3.85 range."

                            LNR PROPERTY CORPORATION
                              RESULTS OF OPERATIONS
            (In thousands, except per share amounts and percentages)


                                Three Months Ended             Year Ended
                                    November 30,              November 30,

                                  2000         1999         2000         1999

     Total revenues           $121,762       88,800      472,770      348,000
     Segment Operating
      earnings:
      Real estate
       properties              $28,756       20,851       77,482       93,755
      Real estate loans        $13,143        6,940       72,497       38,520
      Real estate
       securities              $38,108       28,972      164,658       99,132
      Corporate and other      $(6,516)      (4,733)     (25,222)     (16,598)
     Total segment
      operating earnings       $73,491       52,030      289,415      214,809
     Net earnings              $27,917       21,034      115,871       95,560
     EBITDA (1)                $84,858       55,584      314,163      235,635
     Weighted average


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       shares outstanding:
      Basic                     33,343       35,493       33,464       35,626
      Diluted                   34,944       36,205       34,875       36,279
     Net earnings
      per share (basic)          $0.84         0.59         3.46         2.68
     Net earnings
      per share (diluted)        $0.80         0.58         3.32         2.63

    2000 growth over prior year:
     Revenue                       37%                       36%
     EBITDA (1)                    53%                       33%
     Net earnings
      per share (basic)            42%                       29%
     Net earnings
      per share (diluted)          38%                       26%

     (1) EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization and includes cash interest received on CMBS in excess of interest income recognized.

FOURTH QUARTER PERFORMANCE

Real estate properties

Operating earnings from real estate property activities increased 38% to $28.8 million for the three months ended November 30, 2000 from $20.9 million for the same period in 1999. This growth is primarily due to a 39% increase in property net operating income and higher gains on sales of real estate, offset to some degree by greater depreciation expense and other operating expenses.

Jeffrey P. Krasnoff, President of LNR Property Corporation stated, "The markets in which our assets are located remain stable at historically strong levels. And, our management team continues to have great success in leasing up newly developed and repositioned properties at levels in excess of what had originally been anticipated. The direct result has been significant increases in asset values, property net operating income and cash flow."

Mr. Krasnoff continued, "We continue to concentrate on adding value to our existing portfolio. At year end, properties which represent approximately half of the book value of the assets in this category were still undergoing development or repositioning. As these properties come on line over the next few years, our net operating income and cash flow should continue to grow."

LNR's portfolio at quarter end included approximately 8.5 million square feet of office, retail, industrial and warehouse space, 2.2 million square feet of ground leases, 1,900 hotel rooms, and 14,700 apartments, either completed or under development. At November 30, 2000, LNR's operating property portfolio, excluding $340 million of assets undergoing development or repositioning and $109 million relating to Affordable Housing, was yielding on an annualized, unlevered basis, approximately 13% on net book cost.

Real estate loans

LNR's real estate loan business includes the Company's lending activities in unique high-yielding situations, as well as its discount loan portfolio


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investments and related loan workout operations. Operating earnings from real estate loans were $13.1 million for the three months ended November 30, 2000 compared to $6.9 million for the same period in 1999.

Interest income from real estate loans increased 133% to $11.2 million for the fourth quarter of 2000 compared to $4.8 million for the same period in 1999. This increase was primarily due to investments the Company began making in the fourth quarter of 1999 in structured junior participations in high-quality short- to medium-term variable rate first mortgage real estate loans.

The Company works with a leading global financial institution in underwriting and structuring these loans. The senior participations are securitized by this institution. The Company has been designated as the special servicer for both the securitizations and for the participations, and its investments are being financed by the financial institution under a four- year $270 million line of credit. During the fourth quarter of 2000, the Company funded one additional investment for $14.6 million, bringing the total investments under this program as of November 30, 2000 to $216.4 million.

Real estate securities

Operating earnings from real estate securities investments increased 31% to $38.1 million for the three months ended November 30, 2000 from $29.0 million for the same period in 1999. Operating earnings for the fourth quarter of 2000 were higher primarily due to growth in the CMBS portfolio, as well as the greater recognition of earnings as actual CMBS performance continued to exceed original expectations.

Interest income from direct CMBS investments increased $3.3 million or 13%, and servicing fees increased $1.0 million or 36% for the quarter ended November 30, 2000, compared to the same period in 1999.

Madison Square Company, LLC ("Madison"), a $1.6 billion venture in which the Company holds a 25.8% ownership interest, contributed $9.8 million to operating earnings during the fourth quarter of 2000 compared to $3.0 million for the same quarter in the prior year. The Company's investment in Madison at November 30, 2000 was $105.6 million.

The Company directly acquired $174.8 million face amount of CMBS for $77.3 million during the fourth quarter of 2000. Since the end of the fourth quarter, the Company has purchased securities in and become the special servicer for five additional CMBS transactions. In those transactions, the Company completed the purchase of $144.2 million face amount of CMBS for approximately $82.0 million. With these December closings, the total face amount of the Company's direct CMBS investments is approximately $1.7 billion with a net book cost of approximately $773 million. The unrated portion of this portfolio is approximately $907 million of face value with a net book cost of approximately $255 million. The Company is now the special servicer for 70 CMBS pools with an aggregate original face amount of approximately $53 billion.

The Company's annualized cash yield on its fixed-rate CMBS portfolio is approximately 17%. The cash yield on the unrated portion of this portfolio is approximately 30%.

Mr. Krasnoff stated, "Our CMBS portfolio continues to provide a growing


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stream of predictable and recurring cash flow and earnings for our Company.
Throughout this year and into the first month of fiscal 2001, we have been extremely successful in finding opportunities to make very attractive, high yielding investments in the CMBS marketplace. With our intensive approach to underwriting and our ability to maximize value after we invest through our special servicing expertise, we are extremely well positioned to continue to achieve great returns from our CMBS portfolio."

FISCAL YEAR PERFORMANCE

Real estate properties

For the year ended November 30, 2000, real estate property operating earnings were $77.5 million compared to $93.8 million for the same period in 1999. In the current year, property net operating income increased 46% to $60.6 million. This increase, however, was offset by approximately $29 million less in gains on real estate sales, and higher depreciation expense and other operating expenses.

Real estate loans

For the year ended November 30, 2000, loan operating earnings were $72.5 million compared to $38.5 million for the same period in 1999. Interest income from real estate loans increased 95% to $36.8 million for the year ended November 30, 2000 from $18.9 million in the same period in 1999.

Earnings from the Company's Japanese real estate loan portfolios contributed $30.2 million in 2000 compared to $0.8 million in 1999. The earnings in 2000 include a pre-tax gain of over $20.0 million from a sale of the Company's investment interests in these loan portfolios in the second quarter of 2000. Earnings from the Company's domestic real estate loan portfolios decreased, as expected, for the year ended November 30, 2000, contributing $9.5 million compared to $20.9 million in the comparable period from the prior year. This was because of the liquidation of most of the assets in the portfolios. The Company does not expect these domestic loan portfolios to contribute materially to earnings after the fiscal year 2000.

Real estate securities

For the year ended November 30, 2000, operating earnings from real estate securities were $164.7 million compared to $99.1 million for the same period in 1999. Operating earnings for 2000 were higher primarily due to growth in the CMBS portfolio, as well as the greater recognition of earnings as actual CMBS performance continued to exceed original expectations.

For the year ended November 30, 2000, interest income increased
$23.4 million or 27% and servicing fees increased $5.9 million or 61% compared to the same period in 1999.

For the year ended November 30, 2000, Madison contributed $41.7 million to operating earnings compared to $6.6 million in 1999. The Company closed on the Madison transaction during the second quarter of 1999.

Financing and capital structure

The Company's growth in the fourth quarter was financed primarily by cash


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flow from operations, new term loans and borrowings under its revolving credit facilities. At November 30, 2000, LNR had approximately $600 million of available liquidity, which included $460 million from existing or committed lines of credit and cash, and approximately $140 million under committed project level term financings.

Shelly Rubin, Chief Financial Officer of LNR Property Corporation stated, "Our financial position continues to strengthen and we remain focused on properly matching our assets and liabilities. With substantial excess liquidity available, we are well positioned to take advantage of investment opportunities as they arise."

Interest expense increased for the three-month period and fiscal year ended November 30, 2000, due to increased borrowing levels, and to a lesser extent, higher interest rates. The weighted average interest rate on outstanding debt was 8.6% at November 30, 2000. Approximately 70% of the Company's floating rate debt is specifically matched against floating rate assets. Therefore, a 100 basis point change in LIBOR would impact earnings per share by approximately $0.05 or just over 1% of the 2001 earnings per share goal.

During the year ended November 30, 2000, the Company purchased 1.9 million shares of its common stock at an average price of $18 per share. In December 2000, after the close of the fiscal year, the Company purchased an additional 300,000 shares, bringing the total purchases to date under the Company's buyback program to 3,244,100 shares. This represents 59% of the Company's repurchase authorization and over 9% of the Company's total stock outstanding when the repurchase program began.

Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of
1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. With regard to the Company, these include, but are not limited to, changes in general economic conditions; changes in interest rates; changes in markets for commercial real estate; changes in markets for various types of commercial mortgages; changes in markets for various types of real estate-based securities; competition for real estate-related investments; changes in business strategy; availability, terms and deployment of capital; availability of qualified personnel; and changes in, or the failure or inability to comply with, government regulations, including, without limitation, environmental regulations. See the Company's Form 10-K for the year ended November 30, 1999, for a further discussion of these and other risks and uncertainties applicable to the Company's business.

Previous press releases may be obtained by calling (305) 485-2000, extension 7047. A conference call to discuss the Company's fourth quarter results will be held at 10:00 AM EDT on Wednesday, January 17, 2001. The conference call will be broadcast live over the Internet at http://videonewswire.com/LNR/011701/. A replay of the conference call will be available for two weeks beginning later that day by calling (888) 203-1112 and entering 598956 as the confirmation number. The replay may also be accessed over the Internet by visiting the Company's website at http://www.lnrproperty.com/.


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                    LNR Property Corporation and Subsidiaries
                  Consolidated Condensed Statements of Earnings
                    (In thousands, except per share amounts)

                                   Three Months Ended    Twelve Months Ended
                                       November 30,          November 30,
                                     2000       1999       2000       1999

     Revenues
      Rental income                $37,782     27,813    139,264     95,391
      Equity in earnings
       and gains on sales
       of partnerships              19,720     14,435    110,703     57,058
      Interest income               40,235     30,568    147,746    106,464
      Gains on sales of:
       Real estate                  19,027     13,022     38,522     67,187
      Investment securities             --         --     13,134      6,056
      Management and
       servicing fees                4,858      2,884     22,964     15,340
      Other, net                       140         78        437        504
       Total revenues              121,762     88,800    472,770    348,000

     Costs and expenses
      Cost of rental
       operations                   20,887     15,645     78,682     53,881
      General and
       administrative               17,392     12,981     64,736     46,277
      Depreciation                   9,032      7,734     36,138     27,393
      Minority interests               960        410      3,799      5,640
       Total costs
        and expenses                48,271     36,770    183,355    133,191

     Operating earnings             73,491     52,030    289,415    214,809
      Interest expense              33,031     23,215    121,487     83,909

     Earnings before
      income taxes                  40,460     28,815    167,928    130,900

     Income taxes                   12,543      7,781     52,057     35,340
     Net earnings                  $27,917     21,034    115,871     95,560

     Weighted average
      shares outstanding:
      Basic                         33,343     35,493     33,464     35,626
      Diluted                       34,944     36,205     34,875     36,279

     Net earnings per share:
      Basic                          $0.84       0.59       3.46       2.68
      Diluted                        $0.80       0.58       3.32       2.63


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                    LNR Property Corporation and Subsidiaries
                      Consolidated Condensed Balance Sheets
                    (In thousands, except per share amounts)


                                                    November 30,  November 30,
                                                          2000         1999

     ASSETS
      Cash and cash equivalents                         $1,986        8,587
      Restricted cash                                   85,282       95,682
      Investment securities                            696,402      510,920
      Mortgage loans, net                              243,987      152,827
      Operating properties and equipment, net          818,486      982,230
      Land held for investment                          52,969      126,047
      Investments in and advances to partnerships      353,975      315,892
      Other assets                                      95,769       90,816
      Total assets                                  $2,348,856    2,283,001

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities
      Accounts payable and other liabilities          $136,546      131,342
      Mortgage notes and other debts payable         1,404,374    1,403,401
      Total liabilities                              1,540,920    1,534,743

     Minority interests                                 29,492       37,926

     Stockholders' equity                              778,444      710,332

     Total liabilities and stockholders' equity     $2,348,856    2,283,001

     Shares outstanding                                 34,214       35,200

     Stockholders' equity per share                     $22.75        20.18



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